                                                                     Exhibit 2.1
                                                                  Execution Copy











                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                                 APRIL 30, 1999

                                     AMONG

                                 PENTAIR, INC.,

                         NORTHSTAR ACQUISITION COMPANY

                                      AND

                               ESSEF CORPORATION



                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----

                                   ARTICLE I
                                   THE MERGER

Section 1.1    The Merger........................................................2
Section 1.2    Effective Time of the Merger......................................2

                                   ARTICLE II
                           THE SURVIVING CORPORATION

Section 2.1    Articles..........................................................2
Section 2.2    Regulations.......................................................2
Section 2.3    Board of Directors; Officer.......................................2
Section 2.4    Effects of Merger.................................................2

                                  ARTICLE III
                              CONVERSION OF SHARES

Section 3.1    Conversion of Shares of Company Common Stock......................3
Section 3.2    Surrender and Payment.............................................3
Section 3.3    Dissenting Shares.................................................5
Section 3.4    Stock Options.....................................................5
Section 3.5    Shareholders' Meetings............................................7
Section 3.6    Assistance in Consummation of the Merger..........................8
Section 3.7    Closing...........................................................8
Section 3.8    Filing of Certificate of Merger...................................8

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.1    Organization and Qualification....................................8
Section 4.2    Authority Relative to this Merger Agreemen........................8
Section 4.3    Consents and Approvals; No Violations.............................9
Section 4.4    Financial Advisor.................................................9
Section 4.5    Financing.........................................................9

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1    Organization and Qualification...................................10
Section 5.2    Capitalization...................................................10
Section 5.3    Subsidiaries.....................................................10
Section 5.4    Authority Relative to this Merger Agreement......................11


Section 5.5    Consents and Approvals; No Violations............................11
Section 5.6    Reports and Financial Statements.................................11
Section 5.7    Absence of Certain Changes or Events.............................12
Section 5.8    Litigation.......................................................12
Section 5.9    Information in Disclosure Documents..............................13
Section 5.10   Employee Benefit Plans...........................................13
Section 5.11   ERISA............................................................14
Section 5.12   Company Action...................................................15
Section 5.13   Fairness Opinion.................................................15
Section 5.14   Financial Advisor................................................15
Section 5.15   Compliance with Applicable Laws..................................15
Section 5.16   Liabilities......................................................15
Section 5.17   Taxes............................................................15
Section 5.18   Certain Agreements...............................................17
Section 5.19   Patents, Trademark, Etc..........................................17
Section 5.20   Title to Assets; Liens...........................................17
Section 5.21   Required Vote....................................................17
Section 5.22   Insurance........................................................18

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1    Conduct of Business by the Company Pending the Merger............18
Section 6.2    Notice of Breach.................................................20

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

Section 7.1    Access and Information; Environmental and Year 2000 Compliance...20
Section 7.2    Shareholders' Meeting; Filings...................................23
Section 7.3    Employment Arrangements..........................................23
Section 7.4    Employee Benefits................................................23
Section 7.5    Indemnification..................................................24
Section 7.6    Consents.........................................................25
Section 7.7    Antitrust Filings................................................25
Section 7.8    Additional Agreements............................................26
Section 7.9    No Solicitation..................................................26
Section 7.10   Split-Off of A&S.................................................28
Section 7.11   Confidentiality..................................................29

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.......29
Section 8.2    Conditions to Obligation of the Company to Effect the Merger.....29
Section 8.3    Conditions to Obligation of Parent and Sub to Effect the Merger..30


                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

Section 9.1    Termination......................................................30
Section 9.2    Effect of Termination............................................32
Section 9.3    Amendment........................................................32
Section 9.4    Waiver...........................................................32

                                   ARTICLE X
                               GENERAL PROVISIONS

Section 10.1   Non-Survival of Representations, Warranties and Agreements.......32
Section 10.2   Notices..........................................................33
Section 10.3   Fees and Expenses................................................34
Section 10.4   Publicity........................................................35
Section 10.5   Specific Performance.............................................35
Section 10.6   Interpretation...................................................35
Section 10.7   Third Party Beneficiaries........................................36
Section 10.8   Miscellaneous....................................................36
Section 10.9   Cure Period......................................................36
Section 10.10  Validity.........................................................36



Exhibit A         Transition Agreement
Exhibit B         Tax Sharing Agreement

                          AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of April 30, 1999, by and among PENTAIR, INC., a Minnesota corporation ("Parent"), NORTHSTAR ACQUISITION COMPANY, an Ohio corporation and a wholly owned subsidiary of Parent ("Sub"), and ESSEF CORPORATION, an Ohio corporation (the "Company").

                                    RECITALS

               WHEREAS, the respective boards of directors of Parent, Sub and the Company have determined that it is fair to, and in the best interests of their respective stockholders to consummate the acquisition of the Company (other than the swimming pool installation business thereof) by Parent upon the terms and subject to the conditions set forth herein; and

               WHEREAS, as part of the Merger (as defined below), Anthony & Sylvan Pools Corporation, an Ohio corporation and an indirect wholly-owned subsidiary of the Company (including any successor in interest, "A&S"), will be split-off from the Company, in a manner (as provided in the Transition Agreement, dated as of the date hereof, among the Company, A&S and the Parent attached hereto as Exhibit A (the "Transition Agreement")) whereby the holder of shares of Company common stock, without par value ("Company Common Stock") will receive 100% of the shares of common stock, without par value, of A&S (the "Split-Off") in consideration for the redemption of a portion of their shares of Company Common Stock; and

               WHEREAS, in furtherance of the acquisition, the respective boards of directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger") in accordance with the Ohio General Corporation Law ("OGCL") whereby each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock held by the Company as treasury stock or owned by Parent, Sub or any other Subsidiary (as defined in Section 10.6 below) of Parent immediately prior to the Effective Time and other than Dissenting Shares (as defined in Section 3.3 hereof)), will be converted into the right to receive (i) the Cash Consideration (as defined in Section 3.1(c) hereof) and (ii) the Split-Off Consideration (as defined in
Section 3.1(c) hereof) as set forth below; and

               WHEREAS, as set forth in Section 7.10(a) hereof, as a condition to and in consideration of the transactions contemplated hereby, following the date hereof the Company, A&S and certain other parties will enter into a Tax Sharing Agreement substantially in the form attached hereto as Exhibit B with such changes as shall have been properly approved prior to the consummation of the Merger (the "Tax Sharing Agreement" and together with the Transition Agreement, hereafter collectively referred to as the "Ancillary Agreements"); and

               WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

               NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

               Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the OGCL, at the Effective Time (as defined below in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger be "Essef Corporation."

               Section 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Ohio in accordance with the OGCL, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section
3.8. When used in this Merger Agreement, the term "Effective Time" shall mean the date and time at which such filing shall have been made.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

               Section 2.1 ARTICLES. The Surviving Corporation shall adopt the Articles of Incorporation of Sub in effect immediately prior to the Merger as the Articles of Incorporation of the Surviving Corporation until amended in accordance with its terms and as provided by law and this Merger Agreement.

               Section 2.2 REGULATIONS. The Surviving Corporation shall adopt the Regulations of Sub as in effect at the Effective Time as the Regulations of the Surviving Corporation.

               Section 2.3 BOARD OF DIRECTORS; OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Regulations of the Surviving Corporation.

               Section 2.4 EFFECTS OF MERGER. The Merger shall have the effects set forth in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all restrictions, debts, liabilities and duties of the Sub.

                                  ARTICLE III
                              CONVERSION OF SHARES

               Section 3.1 CONVERSION OF SHARES OF COMPANY COMMON STOCK. At the Effective Time:

               (a) CANCELLATION OF CERTAIN STOCK. Each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no payment shall be made with respect thereto; provided, that shares of Company Common Stock held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of Parent or the Company or any Subsidiaries thereof shall not be deemed to be held by Parent or the Company regardless of whether Parent or Company has, directly or indirectly, the power to vote or control the disposition of such shares of Company Common Stock.

               (b) CAPITAL STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               (c) CONVERSION OF SHARES. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Sections 3.1(a) and 3.3 hereof, be converted into the right to receive Nineteen Dollars and Nine Cents ($19.09) per share, without interest (the "Cash Consideration") and 0.25 shares of A&S Common Stock (as defined in the Transition Agreement) (the "Split-Off Consideration").

               Section 3.2 SURRENDER AND PAYMENT.

               (a) Prior to the Effective Time, Parent and Company shall jointly appoint a depositary (the "Depositary") for the purpose of exchanging certificates representing shares of Company Common Stock for the Cash Consideration and the Split-Off Consideration. The Depositary shall be Bank of America National Trust and Savings Association. Parent will pay to the Depositary immediately prior to the Effective Time, the Cash Consideration, and the Company shall cause A&S to deposit with the Depositary the Split-Off Consideration (comprised of shares of A&S Common Stock and cash sufficient to pay any fractional shares), to be paid in respect of the shares of Company Common Stock. For purposes of determining the Cash Consideration and the Split-Off Consideration to be so paid, Parent and Company shall assume that no holder of shares of Company Common Stock will perfect his right to appraisal of his shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Depositary to send, but in no event later than three (3) business days after the Effective Time, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Company Common Stock to the Depositary) and instructions for use in effecting the surrender of shares of Company Common Stock in exchange for the Cash

Consideration and Split-Off Consideration, and no interest shall accrue or be paid on any Cash Consideration payable upon the surrender of certificates.

               (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Cash Consideration and Split-Off Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such shares of Company Common Stock, together with a properly completed letter of transmittal covering such shares of Company Common Stock, will be entitled to receive the Cash Consideration and Split-Off Consideration payable in respect of such shares of Company Common Stock less any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Cash Consideration and Split-Off Consideration. No certificates representing fractional shares of A&S Common Stock shall be issued upon the surrender for exchange of shares of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a shareholder of A&S. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of A&S Common Stock shall receive from the Depositary an amount in cash (the "Fractional Share Payment") equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the mean between the high and low trading prices of A&S Common Stock on the first full day of trading following the Closing (as defined in Section 3.7 below) (the "Trading Value").

               (c) If any portion of the Cash Consideration and Split-Off Consideration is to be paid to a Person other than the registered holder of the shares of Company Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. For purposes of this Merger Agreement, "Person" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

               (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III. From and after the Effective Time, holders of certificates theretofore evidencing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except as provided herein or by law.

               (e) Any portion of the Cash Consideration paid to the Depositary pursuant to Section 3.2(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to the Surviving Corporation, including any interest thereon, and any portion of the Split-Off Consideration (including, any interest on the cash deposited for Fractional Share Payments) paid to the Depositary pursuant to Section 3.2(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to A&S, upon written demand, and any such holder who has not exchanged his shares of Company Common Stock for the Cash Consideration and Split-Off Consideration in accordance with this Section 3.2(a) prior to that time shall thereafter look only to the Surviving Corporation for payment of the Cash Consideration and A&S for payment of the Split-Off Consideration in respect of his shares of Company Common Stock, without any interest thereon. Notwithstanding the foregoing, Parent, Sub and the Surviving Corporation shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any Cash Consideration or Split-Off Consideration remaining unclaimed by holders of shares of Company Common Stock on the day immediately prior to such times as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, in the case of the Cash Consideration become the property of Parent, and in the case of the Split-Off Consideration become the property of A&S, free and clear of any claims or interest of any Person previously entitled thereto.

               (f) Any portion of the Cash Consideration and Split-Off Consideration paid to the Depositary pursuant to Section 3.2(a) hereof to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to the Surviving Corporation and A&S, respectively, upon written demand.

               Section 3.3 DISSENTING SHARES . Notwithstanding Section 3.1 hereof, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected appraisal rights under Section 1701.85 of the OGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Cash Consideration and Split-Off Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to said Section 1701.85; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the OGCL, such holder's shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Cash Consideration and Split-Off Consideration, without any interest thereon, and such shares of Company Common Stock shall no longer be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for payment, withdrawals of demands for payment and any other instruments served pursuant to the OGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the OGCL. The Company will not voluntarily make any payment with respect to any demands for payment and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

               Section 3.4 STOCK OPTIONS.

               (a) Except as provided in Section 3.4(c) below, the Company shall take all actions (including, but not limited to, obtaining any and all consents from employees to the matters contemplated by this Section 3.4) necessary to provide that all outstanding options and other rights to acquire shares ("Stock Options") granted under any stock option or deferred compensation plan, program or similar arrangement or any employment agreement of the Company or any Subsidiaries other than options, if any, of A&S, each as amended (the "Option Plans"), shall become fully exercisable and vested on the date (the "Vesting Date") which shall be set by the Company and which, in any event, shall be not less than thirty (30) days prior to the Effective Time, whether or not otherwise exercisable and vested. All Stock Options which are outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and the holders thereof shall be entitled to receive from the Company, for each share of Company Common Stock subject to such Stock Option, (i) an amount in cash equal to the difference between the Cash Consideration and the exercise price per share of such Stock Option, which amount shall be payable at the Effective Time, plus (ii) 0.25 shares of A&S Common Stock (and in the case of fractional shares, the Fractional Share Payment), which shall be held by the Depositary pending delivery after the Effective Time. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under clauses (i) and (ii) above and all such taxes attributable to the exercise of Stock Options on or after the Vesting Date shall be withheld from the proceeds received in the Merger, in respect of the shares of Company Common Stock issuable on such exercise.

               (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Stock Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

               (c) (i) With respect to the employees identified on Schedule 3.4(c) of the Company Disclosure Schedule who will remain as employees or directors of A&S (the "Optionees" and individually an "Optionee"), the Company agrees to take all actions (including, but not limited to, obtaining any and all consents from the Optionees to the matters contemplated by this Section 3.4(c) and causing A&S to take such actions as are necessary to accomplish the matters contemplated by this Section 3.4(c)) necessary to provide that (A) the Stock Options identified on
               Schedule 3.4(c) of the Company Disclosure Schedule are amended in such a fashion that each Optionee has the right under such options to purchase (subsequent to the Merger) that number of shares of Company Common Stock that represents the same proportionate interest in the Company that such Optionee had the right to purchase prior to the Merger (such option hereafter referred to as the "Post-Merger Company Option") with appropriate adjustments (if necessary as specified below) in the exercise price of such Option and (B) such Optionee is granted a stock option (with terms equivalent to the terms in the Optionee's option to purchase Company Common Stock and with an exercise price as specified in this Section 3.4(c)) to purchase that number of shares of A&S Common Stock that represents a proportionate interest in A&S equal to the proportionate interest in the Company that the Optionee's option to purchase Company Common Stock represented (the "A&S Option").

                             (ii) (A) The amendment contemplated by Section
               3.4(c)(i)(A) shall be accomplished by reducing the option price of the Post-Merger Company Option to a price equal to the option price (immediately before the Merger) multiplied by a fraction, the numerator of which is the aggregate value of Company Common Stock immediately subsequent to the Merger (utilizing $19.09 as the per share value of such Common Stock) and the denominator of which is the sum of such aggregate value of the Company Common Stock and the aggregate value of A&S Common Stock immediately subsequent to the Merger (based on the value of A&S Common Stock as determined pursuant to Section 5 of the Tax Sharing Agreement) and (B) the A&S Option shall have a per-share exercise price that bears the same relation to the per-share value of A&S Common Stock as the per-share exercise price of the Post-Merger Company Option (adjusted as provided in clause (A)) bears to $19.09.

                             (iii) Immediately after the amendment contemplated
               in Section 3.4(c)(i)(A), all Post-Merger Company Options shall be cancelled and the holders thereof shall be entitled to receive from the Company for each share of Company Common Stock subject to such Post-Merger Company Option an amount in cash equal to the difference between the Cash Consideration and the exercise price of such Post-Merger Company Option.

                             (iv) For all purposes of this Section 3.4(c), the
               term "proportionate interest" shall be determined on the basis of the percentage interest of Company or A&S Common Stock (as the case may be) that such Optionee would own after the exercise of all Stock Options (as defined in Section 3.4(a)) in the case of the Company and all A&S Options in the case of A&S.

               Section 3.5 SHAREHOLDERS' MEETINGS. (a) In order to consummate the Merger, the Company, acting through its board of directors, shall, in accordance with applicable law, the Company's Third Amended Articles of Incorporation and its Regulations:

                             (i) duly call, give notice of, convene and hold a
               special meeting of its shareholders for the purpose of considering and taking action upon this Merger Agreement (the "Shareholders' Meeting");

                             (ii) subject to its fiduciary duties under
               applicable laws as advised by counsel, include in the proxy statement or information statement prepared by the Company for distribution to shareholders of the Company in advance of the Shareholders' Meeting in accordance with Regulation 14A promulgated under the Exchange Act (the "Company Proxy Statement") the recommendation of its board of directors; and

                             (iii) use its best efforts to (A) obtain and
               furnish the information required to be included by it in the Company Proxy Statement, and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the Company Proxy Statement and any preliminary version thereof and cause the Company

               Proxy Statement to be mailed to its shareholders and (B) obtain the necessary approvals of this Merger Agreement by its shareholders.

               (b) Parent will provide the Company with information concerning Parent and Sub required to be included in the Company Proxy Statement and will vote, or cause to be voted, all shares of Company Common Stock owned by it or its Subsidiaries in favor of approval and adoption of this Merger Agreement.

               Section 3.6 ASSISTANCE IN CONSUMMATION OF THE MERGER. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Merger Agreement.

               Section 3.7 CLOSING. The closing (the "Closing") of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, at 9:00 A.M. local time on the second business day after the day on which the last of the conditions set forth in Article VII is fulfilled or waived, provided, however, that the closing shall take place on or within 10 days after the last day of a month, or (ii) at such other time and place as Parent and the Company shall agree in writing (the "Closing Date").

               Section 3.8 FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof as soon as practicable following the Closing, the Company shall execute and file a certificate of merger in the manner required by the OGCL and the parties hereto shall take all such other and further actions as may be required by applicable law to make the Merger effective.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

               Parent and Sub represent and warrant to the Company, except as set forth in a disclosure schedule delivered by Parent and Sub concurrently herewith (the "Parent and Sub Disclosure Schedule"), as follows:

               Section 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted or currently proposed to be conducted.

               Section 4.2 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. Each of Parent and Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Sub. This Merger Agreement constitutes a valid and binding obligation of each of Parent and Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent or Sub are necessary to authorize the Merger Agreement and the transactions contemplated hereby.

               Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither Parent nor Sub is subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to either of them or any of Parent's Subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement other than, in the case of clause (ii) only, the laws and regulations referred to in the next sentence. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), and other governmental approvals required under the applicable laws of any foreign jurisdiction ("Foreign Laws") and the environmental, corporation, securities or blue sky laws or regulations of the various states ("State Laws") (all of which required consents and approvals under Foreign Laws and State Laws are identified in Schedule 4.3 to the Parent and Sub Disclosure Schedule), no filing by Parent or Sub or registration by Parent with any public body or authority is necessary for, nor is any authorization, consent or approval of any public body or authority required to be obtained by Parent or Sub for, the consummation of the Merger or the other transactions contemplated by this Merger Agreement.

               Section 4.4 FINANCIAL ADVISOR. Except for Credit Suisse First Boston Corporation, financial advisor to Parent and Sub ("Credit Suisse First Boston"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent and Sub.

               Section 4.5 FINANCING. Sub currently has sufficient funds, or has a firm written commitment from one or more financial institutions and/or from Parent (copies of all of which have been delivered to the Company), to enable it to finance the consummation of the Merger.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Parent and Sub, except as set forth in a disclosure schedule delivered by the Company concurrently herewith (the "Company Disclosure Schedule"), as follows:

               Section 5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to so qualify would not have a Company Material Adverse Effect (as defined in Section 10.6). Complete and correct copies as of the date hereof of the articles of incorporation and regulations of the Company and each of its Subsidiaries have, to the extent requested, been delivered to Parent as part of the Company Disclosure Schedule.

               Section 5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, without par value ("Company Preferred Stock"). As of February 28, 1999 and as adjusted to reflect the stock dividend paid by the Company on March 10, 1999 to the shareholders of record on February 19, 1999 (the "Stock Dividend"), 13,062,741 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, 618,127 shares of Company Common Stock were held in treasury, no shares of Preferred Stock had been issued, and there have been no material changes (other than as a result of the Stock Dividend) in such numbers of shares through the date hereof. Except for Stock Option exercises, no shares of Company Common Stock have been issued since February 28, 1999. Schedule 5.2 of the Company Disclosure Schedule sets forth as of the date of this Merger Agreement each outstanding Stock Option issued under the Option Plans, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. Except for such Stock Options, there are no outstanding options, warrants, calls or other rights, agreements or commitments obligating the Company to issue, deliver or sell shares of its capital stock or debt securities or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

               Section 5.3 SUBSIDIARIES. Schedule 5.3 of the Company
Disclosure Schedule lists each Subsidiary of the Company. Each of such Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of such Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to so qualify would not have a Company Material Adverse Effect. All the outstanding shares of capital stock of each of such Subsidiaries are validly issued, fully paid and nonassessable and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company other than A&S. Except as set forth in Schedule 5.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

               Section 5.4 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. The Company has the corporate power to enter into this Merger Agreement, subject to the requisite approval of this Merger Agreement by the holders of Company Common Stock, and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Company and to the extent necessary by the board of directors of A&S. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the requisite approval of the holders of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby.

               Section 5.5 CONSENTS AND APPROVALS; NO VIOLATIONS. The Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement, other than, in the case of clause (ii) only, the laws and regulations referred to in the next sentence. Except as referred to herein or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Foreign Laws and the State Laws (all of which required consents and approvals under Foreign Laws and State Laws are identified in
Schedule 5.5 to the Company Disclosure Schedule), no filing by the Company or registration by the Company with any public body or authority is necessary for, nor is any authorization, consent or approval of any public body or authority required to be obtained by the Company for, the consummation of the Merger or the other transactions contemplated hereby.

               Section 5.6 REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the three years ended September 30, 1996, 1997, and 1998, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 30, 1998, June 30, 1998, and December 31, 1998 as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1996 and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1996 which are all the documents (other than preliminary materials) that the Company was required to file with the Commission since that date (such documents identified in clauses (i) through (iv) (except registration statements on Form S-8 relating to employee benefit plans and the Form S-1 (as defined in the Transition Agreement (or any other registration statement contemplated to be filed pursuant to the terms of the Transition Agreement)) being referred to herein collectively as the "Company SEC Reports")). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

               Section 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports, since December 31, 1998, there has not been (i) any event, condition, transaction, commitment, dispute or other circumstance (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; or
(iv) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

               Section 5.8 LITIGATION.

               (a) Except as disclosed in the Company SEC Reports, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, either alone or in the aggregate, has, or is reasonably likely to have, a Company Material Adverse Effect or would prevent, delay or otherwise interfere with any of the transactions contemplated by this Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries having, or reasonably likely to have, either alone or in the aggregate, a Company Material Adverse Effect or would prevent, delay or otherwise interfere with any of the transactions contemplated by this Merger Agreement. Schedule 5.8 of the Company Disclosure Schedule sets forth all claims with respect to the Company or any of its Subsidiaries, whether or not accrued for or covered by insurance, where the amount in controversy exceeds $200,000. Schedule 5.8 of the Company Disclosure Schedule sets forth all claims with respect to Products (as defined in 5.8(b)(i) below) liability that have not been accrued for by the Company in its consolidated financial statements or are not covered by the Company's insurance policies. There has not been any adverse change in the number, type or severity of claims with respect to Products during the last three years. To the knowledge of the Company, none of the Products is the subject of any Recall Campaign (as defined in 5.8(b)(ii) below) and no facts or conditions exist which could reasonably be expected to result in such a Recall Campaign, in each case, where the costs of such a Campaign would exceed $200,000.

               (b) For purposes of this Section 5.8, capitalized terms have the following meanings:

                             (i) "Products" shall mean any and all products
               currently or at any time previously designed, manufactured, distributed or sold by the Company or its Subsidiaries, or by any predecessor of the Company or its Subsidiaries.

                              (ii) "Recall Campaign" shall mean any formal
               action by the Company or its Subsidiaries to order the return of any Product from all known customers for such Product for repair, substitution or replacement.

               Section 5.9 INFORMATION IN DISCLOSURE DOCUMENTS. None of the information with respect to the Company or its Subsidiaries to be included or incorporated by reference in the Company Proxy Statement or the Form S-1 (or any other registration statement contemplated to be filed pursuant to the terms of the Transition Agreement) will, in the case of the Company Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders' Meeting to be held in connection with the Merger, or in the case of Form S-1 (or any other registration statement contemplated to be filed pursuant to the terms of the Transition Agreement), at the time it becomes effective and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement and the Form S-1 (or any other registration statement contemplated to be filed pursuant to the terms of the Transition Agreement) will comply in all material respects with the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder).

               Section 5.10 EMPLOYEE BENEFIT PLANS. Except as disclosed in the Company SEC Reports or as set forth in Schedule 5.10 of the Company Disclosure Schedule, there are no employee benefit, compensation or severance plans, agreements or arrangements, including "employee benefit plans," as defined in
Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including, but not limited to, plans, agreements or arrangements relating to former employees, including, but not limited to, retiree medical plans or post-employment life insurance plans, maintained by the Company or any of its Subsidiaries or collective bargaining agreements to which the Company or any of its Subsidiaries is a party (together, the "Company Benefit Plans"). To the knowledge of the Company, no default exists with respect to the obligations of the Company or any of its Subsidiaries under such Company Benefit Plans. Since December 31, 1998, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation occurring or threatened under such Company Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Company Benefit Plans, by the Company or its Subsidiaries or, to the knowledge of the Company and its Subsidiaries, any other party thereto. Since December 31, 1998, there have been no strikes, lockouts or work stoppages or slowdowns, or to the knowledge of the Company and its Subsidiaries, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of the Company or its Subsidiaries. Except as disclosed in the Company SEC Reports or as set forth in Schedule 5.10 of the Company Disclosure Schedule, neither the execution of the Merger Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional events or acts) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its Subsidiaries. Notwithstanding anything stated in this Section 5.10 to the contrary, with respect to the severance plans or arrangements for the officers of the Company and its Subsidiaries, Schedule 5.10 of the Disclosure Schedule sets forth to the knowledge of the Company only such plans or arrangements for which the costs will exceed $100,000 per individual plan or arrangement or $500,000 in the aggregate for all such plans or arrangements.

               Section 5.11 ERISA. The Company Benefit Plans have been administered in compliance in all material respects with applicable laws and regulations such that no condition exists with respect to the Company Benefit Plans that could have a Company Material Adverse Effect. Each of the Company Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified," within the meaning of such section of the Code, and the Company knows of no fact which is likely to have a material adverse effect on the qualified status of such plans. To the knowledge of the Company, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, involving the Company Benefit Plans which could subject the Company, its Subsidiaries or Parent to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Except as set forth in Schedule 5.11 of the Company Disclosure Schedule, no Company Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated, no proceedings to completely or partially terminate any Company Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any transaction described in Section 4069 of ERISA within the last five (5) years. To the knowledge of the Company, there does not now exist, nor do any circumstances exist that could result in, any material liability of the Company or any of its Subsidiaries (or any entity, trade or business that is or was at any time required to be aggregated with the Company or any of its Subsidiaries under
Section 414(b), (c), (m) or (o) of the Code) under Title IV of ERISA, Section 302 of ERISA, Sections 412 and 4971 of the Code, the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans, that would have a Company Material Adverse Effect or a Parent Material Adverse Effect (as defined in Section 10.6) following the Effective Time.

               Section 5.12 COMPANY ACTION. The board of directors of the Company (at a meeting duly called and held) has by the requisite vote of directors (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 1701.78 of the OGCL, and (c) recommended the approval of this Merger Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders entitled to vote thereon at the Shareholders' Meeting.

               Section 5.13 FAIRNESS OPINION. The Company has received the opinion of Rhone Group LLC, financial advisor to the Company ("Rhone Group"), dated the date hereof, to the effect that the Cash Consideration and Split-Off Consideration to be received by the holders of shares of Company Common Stock pursuant to the terms of this Merger Agreement are fair from a financial point of view to such holders, a copy of which has been or will be delivered to Parent.

               Section 5.14 FINANCIAL ADVISOR. Except for Rhone Group, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement and the Transition Agreement based upon arrangements made by or on behalf of the Company. Schedule 5.14 of the Company Disclosure Schedule contains a true and correct copy of the Company's engagement letter with Rhone Group.

               Section 5.15 COMPLIANCE WITH APPLICABLE LAWS. (i) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals (the "Company Permits") of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity") necessary for the operation of the businesses of the Company and its Subsidiaries; (ii) to the knowledge of the Company, the Company and its Subsidiaries are in compliance with the terms of the Company Permits; (iii) except as disclosed in the Company SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity; and
(iv) no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity indicated an intention to conduct the same.

               Section 5.16 LIABILITIES. As of December 31, 1998, neither the Company nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are not disclosed or provided for in the most recent Company SEC Reports or which could result in a Company Material Adverse Effect. To the knowledge of the Company, there was no basis, as of December 31, 1998, for any claim or liability (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which is not reflected in the Company SEC Reports.

               Section 5.17 TAXES. Except as otherwise disclosed in Schedule
5.17 of the Company Disclosure Schedule or as reflected in the Company SEC Reports and except for those matters which, either individually or in the aggregate, would not result in a Company Material Adverse Effect:

               (a) The Company and each of its Subsidiaries have filed (or have had filed on their behalf) or will file or cause to be filed, all Tax Returns (as defined in Section 5.17(h)(iii) hereof) required by applicable law to be filed by any of them prior to the Effective Time.

               (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes (as defined in Section 5.17(h)(ii) hereof) due with respect to any period ending prior to or as of the Effective Time), or where payment of Taxes is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established before the consummation of the Merger, an adequate accrual for the payment of all such Taxes which have accrued prior to the Effective Time other than Taxes directly attributable to the transactions contemplated by the Transition Agreement.

               (c) No Audit (as defined in Section 5.17(h)(i)) is pending with respect to any Taxes due from the Company or any Subsidiary. There are no outstanding waivers extending the statutory period of limitations relating to the payment of Taxes due from the Company or any Subsidiary for any taxable period ending prior to the Effective Time which are expected to be outstanding as of the Effective Time.

               (d) Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, a tax sharing contract or other agreement or arrangement for the allocation, apportionment, sharing, indemnification, or payment of Taxes, other than the Tax Sharing Agreement.

               (e) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

               (f) Neither the Company nor any of its Subsidiaries has received any written notice of deficiency, assessment or adjustment from the Internal Revenue Service or any other domestic or foreign governmental taxing authority that has not been fully paid or finally settled, and any such deficiency, adjustment or assessment shown on such schedule is being contested in good faith through appropriate proceedings and adequate reserves have been established on the Company's financial statements therefor. To the knowledge of the Company, there are no other deficiencies, assessments or adjustments threatened, pending or assessed with respect to the Company or any of its Subsidiaries.

               (g) Except as contemplated by this Agreement and the Ancillary Documents or as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of
Section 280G of the Code or any gross-up in connection with such an agreement, contract or arrangement. Schedule 5.17 of the Company Disclosure Schedule lists any agreement, contract or other arrangement in which the Company or any Retained Subsidiary is a party providing for any such "excess parachute payments" or gross-ups.

               (h) For purposes of this Section 5.17, capitalized terms have the following meanings:

                             (i) "Audit" shall mean any audit, assessment or
               other examination of Taxes or Tax Returns by the Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration of any Taxes, proceedings or appeal of such proceedings relating to Taxes.

                             (ii) "Taxes" shall mean all federal, state, local
               and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments, charges, or other fees imposed by a governmental authority, together with any interest, additions to tax, or penalties imposed with respect thereto.

                             (iii) "Tax Returns" shall mean all federal, state,
               local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

               Section 5.18 CERTAIN AGREEMENTS. Except as filed as an exhibit to the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral) which as of the date hereof, is a "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the Commission). Schedule 5.18 to the Company Disclosure Schedule contains true and correct copies of all indemnification agreements between the Company and officers, directors and employees of the Company and its Subsidiaries.

               Section 5.19 PATENTS, TRADEMARK, ETC. The Company and its Subsidiaries owns or possesses adequate licenses or other valid rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses ("Intellectual Property Rights") as are necessary in connection with the conduct of the businesses of the Company and its Subsidiaries. The Company does not have any knowledge of any infringement by any other person of the Company's or its Subsidiaries' Intellectual Property Rights and, to the knowledge of the Company, the Company and its Subsidiaries are not infringing the Intellectual Property Rights of another person.

               Section 5.20 TITLE TO ASSETS; LIENS. The Company has good and marketable title to all of its inventory, accounts receivable, property, equipment and other assets, and except as disclosed in the Company's SEC Reports such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever. The Company and its Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them.

               Section 5.21 REQUIRED VOTE. The affirmative vote of the holders of shares of Company Common Stock representing at least two-thirds of the votes entitled to be cast at the Shareholders' Meeting is required to approve this Merger Agreement. No other vote of any class or series of stock of the Company is required by law, the Third Amended Articles of

Incorporation or Regulations of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

               Section 5.22 INSURANCE. The Company has previously delivered to Parent a schedule of all policies of property, casualty, worker's compensation, product liability, general liability and other insurance as maintained by the Company and its Subsidiaries. All such policies are valid, outstanding and enforceable and no notice of cancellation or termination has been received with respect to any such policy.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

               Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Time and except as provided in Section 7.10 or the Transition Agreement, unless Parent shall otherwise agree in writing after written notice provided by the Company specifying in reasonable detail the basis for any action by the Company or its Subsidiaries outside the scope of agreed upon activities set forth in this Section 6.1 and at Parent's election, a meeting with officials from the Company or its Subsidiaries, as the case may be, to discuss the basis for such action:

                          (i) the Company shall, and shall cause its
               Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their diligent efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall, and shall cause its Subsidiaries to (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its Subsidiaries; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect;

                          (ii) the Company shall not and shall not propose to
               (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries, (B) amend its Third Amended Articles of Incorporation or Regulations, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than dividends declared, set aside or paid in a manner consistent with the Company's past practice), or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

                          (iii) the Company shall not, nor shall it permit any
               of its Subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to the exercise of Stock Options, (B) except as provided for in the Company's capital expenditure budget for the fiscal year ending September 30, 1999 (the "Capital Expenditure Budget"), acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets in excess of $1,000,000 or any other assets other than in the ordinary course of business, (C) incur additional indebtedness other than in the ordinary course of business for working capital purposes or as provided for in the Capital Expenditure Budget or encumber or grant a security interest in any asset in connection with such indebtedness; or (D) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

                          (iv) the Company shall not, nor shall it permit any
               of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that if after notice provided by the Company to Parent, Parent fails to agree to any such merger, consolidation or acquisition and this Agreement is later terminated, Parent and its respective Affiliates shall be precluded from undertaking such merger, consolidation or acquisition for a period of three (3) years following the date of such termination;

                          (v) except as set forth in Schedule 6.1 of the
               Company Disclosure Schedule, the Company shall not, nor shall it permit, any of its Subsidiaries to, except as required to comply with applicable law and except as provided in Section 7.4 hereof, (A) adopt, enter into, terminate, expand the applicability of or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such amendment), (C) pay any benefit not provided under any existing plan or arrangement, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) except in the ordinary course of business or in a manner consistent with past practice, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan other than in the ordinary course of business consistent with past practice, or

               (F) adopt, enter into, amend or terminate any binding contract, agreement, commitment or arrangement to do any of the foregoing; and

                          (vi) the Company shall not, nor shall it permit any
               of its Subsidiaries to, make any investments in non-investment grade securities; provided, however, that the Company will be permitted to create new wholly owned Subsidiaries in the ordinary course of business.

               Section 6.2 NOTICE OF BREACH. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement and will use its best efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Company Disclosure Schedule or the Parent and Sub Disclosure Schedule.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

               Section 7.1 ACCESS AND INFORMATION; ENVIRONMENTAL AND YEAR 2000 COMPLIANCE.

               (a) Upon reasonable notice delivered to and at reasonable times scheduled as soon as practicable following such notice by the Company's Vice President-Finance all in a manner that will minimize disruptions of the business and operations of the Company and its Subsidiaries and that is sensitive to time and resource demands of the peak business periods of the Company's pool equipment segment, (i) between the date of this Agreement and the Cut-Off Date (as defined in Section 7.1(b) below), the Company will give Parent and its authorized representatives, including Dames & Moore Group or another mutually agreed upon nationally recognized environmental consultant ("Parent's Environmental Consultant") and Deloitte & Touche LLP or another mutually agreed upon nationally recognized year 2000 consultant ("Parent's Year 2000 Consultant"), access to all offices and other facilities and to senior management of it and its Subsidiaries, and will cause its officers and those of its Subsidiaries to furnish Parent with (A) such financial, environmental and operating data and other information with respect to the Company and its Subsidiaries as Parent may from time to time reasonably request, or (B) any other financial, environmental and operating data which materially impacts the Company and its Subsidiaries and (ii) between the period beginning on the Cut-Off Date and continuing through the Effective Time, the Company will give Parent full and complete access to the Company's continuing businesses, personnel and records, including, without limitation, a review of business plans, major customers and suppliers, potential synergies and cost savings, post-acquisition management and organizational configuration, key employees, and capital plans. Notwithstanding the foregoing if during the period beginning on the date of this Agreement and ending on the Cut-Off Date, the parties reasonably believe that the Established Claims (as determined in Section 7.1(b) below) will not exceed the Claim Basket (as defined and determined in Section 7.1(b) below), then the Company will accommodate (subject to the notice requirements and sensitivities described above) increased due diligence as contemplated in clause (ii) above by the Parent prior to the Cut-Off Date. Without limiting the foregoing, between the date of this Merger Agreement and the Effective Time, the Company promptly will provide Parent with monthly management reports, including interim financial statements of the Company, and such other management reports as and when they are available.

               (b) In connection with the performance of its due diligence, Parent shall have the right at any time prior to the thirtieth day following the date of this Agreement (the "Cut-Off Date") to deliver to the Company a written claim (the "Claim Notice") specifying an amount reasonably determined to be necessary to indemnify Parent for (i) the Company's Environmental Non-Compliance Costs (as defined in Section 7.1(c)(ii) below), or (ii) the Company's Year 2000 Non-Compliance Costs (as defined in Section 7.1(c)(iv) below); provided, however, that if Parent's Environmental Consultant, based on its initial environmental investigation, reasonably determines that additional environmental investigation is required to assess the Company's Environmental Non-Compliance Conditions (as defined in Section 7.1(c)(i) below), then Parent shall have an additional fifteen (15) day period in which to deliver to the Company a Claim Notice with respect to the Company's Environmental Non-Compliance Conditions and the "Cut-Off Date" shall mean the forty-fifth day following the date of this Agreement. The Claim Notice must set forth in reasonable detail the nature of the claim and be accompanied by reports of Parent's Environmental Consultant and Parent's Year 2000 Consultant with respect to the Company's Environmental Non-Compliance Conditions and Year 2000 Non-Compliance Conditions (as defined in Section 7.1(c)(iii) below) providing reasonable backup for such claims. If the cost of any claim resulting from the Environmental Non-Compliance Conditions at a Company property or location is equal to or exceeds $1,000,000 (an "Extraordinary Claim"), then the Company shall have five (5) days after the Company's receipt of the Claim Notice to provide Parent with a written notice disputing such Extraordinary Claims (a "Counter Notice"). After providing a Counter Notice to Parent, the Company shall have the right to retain Earth Sciences Consultants, Inc. ("Company's Environmental Consultant") to consult, for a period of (15) days after the Company's receipt of the Claim Notice, with Parent's Environmental Consultant as to the appropriateness of, and the amount of costs of remediation associated with, such Extraordinary Claims as set forth in Parent's Environmental Consultant's Report. Within five (5) days after the end of such fifteen (15) day period, Parent shall provide to the Company a revised Claim Notice (the "Final Claim Notice") reflecting any modifications Parent's Environmental Consultant have made, in their sole discretion, to their report after taking into account such consultation with Company's Environmental Consultant. The dollar amount of damages with respect to claims for the Company's Environmental Non-Compliance Conditions and Year 2000 Non-Compliance Conditions (each, an "Established Claim") shall be (i) the dollar amount of damages claimed by Parent as set forth in its Claim Notice in the case of claims for the Company's Year 2000 Non-Compliance Conditions and (ii) the dollar amount of damages claimed by Parent as set forth in its Claim Notice, or if such Claim Notice is disputed by the Company, as set forth in the Final Claim Notice, in the case of claims for the Company's Environmental Non-Compliance Conditions. If, as of ten
(10) days after delivery of the Final Claim Notice to the Company, the sum of all Established Claims is less than the amount (the "Claim Basket") equal to
(x) $5,000,000 less (y) any Excess Transaction Costs (as determined pursuant to
Section 10.3(c)), then Parent agrees to absorb all such costs without further remedy. If, on the other hand, as of ten (10) days after delivery of the Final Claim Notice to the Company, the sum of all Established Claims equals or exceeds the Claim Basket, then each of the Parent and the Company shall have the right to terminate this Agreement pursuant to Sections 9.1(d)(ii) and 9.1(e)(ii), respectively. Notwithstanding the foregoing, if the dollar amount of damages with respect to claims relating to the Company's Environmental Non-Compliance Conditions and Year 2000 Non-Compliance Conditions, as set forth in either the Claim Notice, or if such Claim Notice is disputed by the Company the Final Claim Notice, equals or exceeds the Claim Basket, then the Company shall have the right to terminate this Agreement pursuant to Section 9.1(d)(ii) immediately upon receipt of such a Claim Notice. This Section 7.1(b) shall constitute Parent's sole and exclusive remedy with regard to the Company's Environmental Non-Compliance Conditions and Year 2000 Non-Compliance Conditions and the Company's sole and exclusive remedy with respect to disputes relating to claims with respect to the Company's Environmental Non-Compliance Conditions and Year 2000 Non-Compliance Conditions.

               (c) For purposes of this Section 7.1, capitalized terms have the following meanings:

                             (i) "Environmental Non-Compliance Condition" shall
               mean (A) the presence of a hazardous substance discharge at any property owned, leased or previously owned or leased by the Company or its Subsidiaries or their predecessors in interest or at any location where the Company or its Subsidiaries could be held responsible for investigation or cleanup activities resulting from actual or alleged offsite disposal of hazardous substances or (B) non-compliance with any federal, state, local or foreign statute, regulation, administrative order, rule, law, license, permit or ordinance concerning human health or safety or pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, emission, reporting, notification, discharge, release, threatened release, control, or clean-up of any hazardous materials, substances or wastes, including, for the purposes of this Section 7.1(c)(i), actual and reasonably anticipated fines, penalties and forfeitures related to such Environmental Non-Compliance, as such statutes, regulations and ordinances are enacted and in effect on or prior to the Cut-Off Date.

                             (ii) "Environmental Non-Compliance Costs" shall
               mean an amount reasonably determined based on good faith estimates and assumptions by Parent and Parent's Environmental Consultant to be necessary to indemnify Parent for any known or reasonably anticipated claims, losses, damages, costs (including attorneys' and consultants' fees and expenses) associated with any action that would need to be taken to evaluate, defend a proceeding, investigate, remediate or otherwise respond to, or liabilities resulting from, an Environmental Non-Compliance Condition, that (i) is the subject of an environmental claim by a third party, (ii) in the opinion of Parent's environmental counsel, imposes upon the Company or its Subsidiaries a duty to act, or (iii) in the opinion of Parent's Environmental Consultant or environmental counsel, is of a nature or severity that it is proper environmental compliance practice or necessary to act to avoid the risk of either non-compliance with environmental law or for the avoidance or mitigation of any environmental claims.

                             (iii) "Year 2000 Non-Compliance Condition" shall
               mean (A) with respect to Date Data (as defined below), the failure of such data to be in proper format for all dates in the twentieth and twenty-first centuries, and (B) with respect to Date Sensitive Systems (as defined below), the inability of each such system to accurately process all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data, when used as a stand-alone system or in combination with other software or hardware. As used herein,
               (x) "Date Data" means any data of the Company of any type that includes date information or which is otherwise derived from, dependent on or related to date information, and (y) "Date Sensitive System" means any software, microcode or hardware system or component or other personal property or equipment, including any electric or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or any Subsidiary of the Company for their internal use, or which the Company or any Subsidiary of the Company sells, leases, licenses, assigns or otherwise provides, or the provision or operation of which the Company and any Subsidiary of the Company provides the benefit, to its customers, vendors, suppliers, affiliates or any other third party.

                             (iv) "Year 2000 Non-Compliance Cost" shall mean an
               amount reasonably determined to be necessary based on good faith estimates and assumptions by Parent or Parent's Year 2000 Consultant to be necessary to indemnify Parent for any known or reasonably anticipated claims, losses, damages, costs (including attorneys' and consultants' fees and expenses) associated with any actions to avoid disruption of the Company's or its Subsidiaries' business as a result of, or liabilities resulting from a Year 2000 Non-Compliance Condition; except as provided for in, or demonstrated by the Company to be part of, the Capital Expenditure Budget.

               Section 7.2 SHAREHOLDERS' MEETING; FILINGS. (a) In connection with the Shareholders' Meeting, the Company shall (i) use its reasonable efforts to obtain the necessary approval by its shareholders of this Merger Agreement and the transactions contemplated hereby and (ii) otherwise comply in all material respects with all legal requirements applicable to such meeting.

               (b) Parent and the Company shall make all necessary filings with respect to the Merger, under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

               Section 7.3 EMPLOYMENT ARRANGEMENTS. After the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms, all written or announced employment, severance, consulting and other compensation contracts between the Company or any of its Subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under any Company Benefit Plan, each as of the date hereof except for changes thereto which are (i) not material, (ii) permitted by this Merger Agreement, or (iii) otherwise agreed to by the parties hereto.

               Section 7.4 EMPLOYEE BENEFITS. Until December 31, 2000, Parent shall provide, or shall cause the Surviving Corporation to provide, generally to the officers and employees of the Surviving Corporation and its Subsidiaries, employee benefits, including, without limitation, pension benefits, health and welfare benefits, severance arrangements, stock option plans and other executive compensation arrangements, on terms and conditions in the aggregate that are at least as favorable to employees as those provided under the Company Benefit Plans as of the date hereof. To the extent Parent provides employee benefit plans or arrangements maintained by the Parent to employees of the Surviving Corporation and its Subsidiaries, Parent will give full credit for purposes of eligibility and vesting under such employee benefit plans or arrangements for such employees' service with the Company or its Subsidiaries.

               Section 7.5 INDEMNIFICATION. (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its Subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities (i) arising out of the transactions contemplated by this Merger Agreement or arising as a result thereof or (ii) otherwise arising prior to the Effective Time to the fullest extent, in the case of (i) or (ii), permitted or required under (A) applicable law, (B) any indemnification agreements between the Company and any such person and (C) the Company's Third Amended Articles of Incorporation and Regulations as filed in the Company SEC Reports as of the Effective Time. Notwithstanding the foregoing, Parent shall have no responsibility to indemnify, defend or hold harmless the Indemnified Parties against any losses, expenses, claims, damages or liabilities (x) arising out of the transactions contemplated by the Split-Off and the Transition Agreement (including, without limitation, any liability with respect to the Form S-1 (or any other registration statement filed pursuant to the terms of the Transition Agreement) under the Securities
Act) or (y) arising out of the Company Proxy Statement.

               (b) From and after the Effective Time, A&S shall indemnify, defend and hold harmless Parent, the Company and their Subsidiaries, officers, directors, employees, agents and representatives against all losses, expenses, claims, damages or liabilities (i) arising out of the Split-Off and the Transition Agreement (including, without limitation, any liability with respect to the Form S-1 (or any other registration statement filed pursuant to the terms of the Transition Agreement) under the Securities Act) or (ii) arising out of the Company Proxy Statement, except, in each case, for materials contained in the Form S-1 (or such other registration statement) or the Company Proxy Statement provided in writing by the Parent to the Company. Notwithstanding the foregoing, A&S shall have no responsibility to indemnify, defend, or hold harmless the Company, its Subsidiaries, the Sub, Parent and each of their respective directors, officers, employees, representatives, advisors, agents and Affiliates with respect to any claims for Taxes arising out of the Split-Off and the Transition Agreement, except to the extent otherwise provided in the Tax Sharing Agreement.

               (c) For a period of three (3) years after the Effective Time, Parent agrees to cause the Surviving Corporation to maintain in effect the current policies of directors and officers liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time.

               (d) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

               (e) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

               Section 7.6 CONSENTS. Each of the parties shall cooperate and use its reasonable best efforts to make all filings and obtain as promptly as practicable all consents of any Governmental Entity or any other person required in connection with, and waivers of any violations or rights of termination that may be caused by, the consummation of the transactions contemplated by this Agreement. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing.

               Section 7.7   ANTITRUST FILINGS.

               (a) In addition to and without limiting the agreements of Parent and Sub contained in Section 7.6 hereof, Parent, Sub and the Company will (i) take promptly all actions necessary to make the filings required of Parent, Sub or any of their affiliates under the applicable Antitrust Laws (as defined in Section 7.7(d) hereof), (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, Sub or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and from the Commission or any other Governmental Entity pursuant to Antitrust Laws, and (iii) cooperate with the Company in connection with any filing of the Company under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement or the Ancillary Agreements commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice, state attorneys general, the Commission, or any other Governmental Entity.

               (b) In furtherance and not in limitation of the covenants of Parent and Sub contained in Section 7.6 and Section 7.7(a) hereof, Parent, Sub and the Company shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Split-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Split-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements as violative of any Antitrust Law, Parent, Sub and the Company shall each cooperate to contest and resist any such action or proceeding.

               (c) Each of the Company, Parent and Sub shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission, any state attorney general or any other Governmental Entity regarding any of the transactions contemplated hereby. Parent and/or Sub will promptly advise the Company with respect to any understanding, undertaking or agreement (whether oral or written) which it proposes to make or enter into with any of the foregoing parties with regard to any of the transactions contemplated hereby.

               (d) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

               Section 7.8 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided (including, without limitation, Section 7.6), each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Company Proxy Statement and any amendments thereof and (ii) using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and the Split-Off. Notwithstanding the foregoing, but subject to Section 7.6, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by this Merger Agreement or the Transition Agreement if such action, either alone or together with another action, would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

               (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

               Section 7.9 NO SOLICITATION. (a) Neither the Company nor any of its Subsidiaries shall, directly or indirectly, take (nor shall the Company authorize or permit its Subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company will promptly communicate to Parent that such a solicitation or an inquiry has been received by the Company, or that any such information has been requested from it or that such negotiations or discussions have been sought to be initiated with it and will keep Parent reasonably informed of the status and terms of any Acquisition Proposal. As used herein, "Acquisition Proposal" shall mean any proposed (A) merger, consolidation, share exchange or similar transaction involving the Company or its Subsidiaries, (B) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries (other than A&S), (C) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company, or (D) transaction (including a tender offer or exchange offer) in which any person would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership, of (whether itself, as a member of any "group" (as such term is defined under the Exchange Act) or otherwise) 20% or more of any class of equity securities of the Company or its Subsidiaries.

               (b) Notwithstanding anything in this Merger Agreement to the contrary (including without limitation clause (a) of this Section 7.9), the Company's board of directors may engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to, or otherwise facilitate any effort or attempt to make or implement, a written Acquisition Proposal which was not solicited by the Company or which did not otherwise result in a breach of Section 7.9(a), if and only to the extent that (i) the Company's board of directors determines in good faith after consultation with outside counsel that it is necessary to do so to avoid a breach of its fiduciary duties to the Company or its shareholders under applicable laws, (ii) the Company's board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such written proposal or indication of interest constitutes a Superior Proposal (as defined below), (iii) the Shareholders' Meeting shall not have occurred and
(iv) the Company's board of directors provides prior written notice to Parent of the information referred to in the second sentence of Section 7.9(a). Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other Persons, the Company shall obtain from such person or entity an executed confidentiality agreement with terms no less favorable, taken as a whole, to the Company than those contained in the Confidentiality Agreement, dated as of October 21, 1998, between Parent and the Company (the "Confidentiality Agreement"), but which confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with the Company, and the Company shall advise Parent of the nature of such nonpublic information delivered to such person reasonably promptly following its delivery to the requesting party. Nothing in this Section 7.9 shall (x) permit either Parent or the Company to terminate this Merger Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of Parent or the Company under this Merger Agreement.

               (c) A "Superior Proposal" means a bona fide written Acquisition Proposal which the Company's board of directors concludes in good faith (after consultation with its financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the shareholders of the Company than the transactions contemplated by this Merger Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition, the term Acquisition Proposal shall have the meaning assigned to such term in
Section 7.9(a) except that the references to "20%" shall be deemed references to "50%").

               Section 7.10 SPLIT-OFF OF A&S.

               (a) Simultaneously with the execution hereof, the Company and A&S are entering into the Transition Agreement. Immediately prior to the Closing Date, the Company, A&S and certain other parties will enter into the Tax Sharing Agreement. From and after the Effective Time, Parent shall cause the Surviving Corporation to perform any and all obligations and agreements of the Company set forth herein or in the Ancillary Agreements or in any other agreements contemplated herein or therein.

               (b) The Company, as promptly as practicable, shall use its best efforts to cause the shares of A&S to be registered pursuant to the Securities Act and thereafter effect the Split-Off in accordance with the terms of the Transition Agreement including, without limitation, by preparing and filing a registration statement on Form S-1 (or any other registration statement contemplated to be filed pursuant to the terms of the Transition Agreement) and using its respective best efforts to cause such registration statement to be declared effective and preparing and making such other filings as may be required under applicable state securities laws. The Company shall promptly provide to Parent copies of all filings made with the Commission in connection with the Split-Off, including, without limitation, the Form S-1 (or any other registration statement contemplated to be filed pursuant to the terms of the Transition Agreement) and any amendments thereto, all comments made by the Commission with respect to such filings and all Company responses to such Commission comments. Prior to making such filings with the Commission or entering into any other agreement with A&S other than the Transition Agreement, the Company shall consult with Parent with respect to such filings and other agreements and provide Parent with a reasonable opportunity to comment on such filings and other agreements.

               (c) Parent shall, and shall cause the Surviving Corporation to, treat the Split-Off for purposes of all federal and state taxes as an integral part of the Merger and thus report the Split-Off as a redemption, for purposes of Section 302(a) of the Code, of a number of shares of Company Common Stock equal in value to the value of the A&S Common Stock distributed in the Split-Off.

               (d) The treatment of any decrease in the net tax benefit expected to be received by Parent in this Merger as a result of the Split-Off is set forth in Section 4 of the Tax Sharing Agreement and the treatment of any increase in the net tax benefit expected to be received by Parent in this Merger as a result of the Split-Off is set forth in Section 4.1 of the Transition Agreement.

               (e) Prior to the Effective Time, the Company and A&S may elect to form a holding company for the ownership of the A&S Common Stock. In such event, (i) the Company shall transfer the shares of A&S Common Stock to the holding company and shares of common stock of the holding company will be issued in substitution of the shares of A&S Common Stock in the Split-Off and
(ii) the benefits and obligations of A&S from the transactions contemplated by the Transition Agreement and Tax Sharing Agreement shall inure to and be binding upon the holding company; provided that A&S shall not be released from its obligations under such Agreements.

               Section 7.11 CONFIDENTIALITY. Parent, Sub and the Company agree that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect (subject, however, to the provisions of Section 7.9(b) hereof) and that the terms of the Confidentiality Agreement are incorporated herein by reference.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

               Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

               (b) No statute, rule, regulation, order or decree shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or materially restricts the consummation of the Merger.

               (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any authorization, consent or approval required under any Antitrust Law shall have been obtained or any waiting period applicable to the review of the transactions contemplated hereby shall have expired or been terminated.

               (d) The Split-Off Consideration shall have been deposited with the Depositary.

               (e) No preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect (each party, subject to Section 7.6, agreeing to use its best efforts to have any such injunction lifted).

               Section 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

               (a) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement and the Transition Agreement required to be performed on or prior to the Effective Time.

               (b) The representations and warranties of Parent and Sub contained in this Merger Agreement shall be true in all material respects (except that representations and warranties that expressly include a standard of materiality shall be true in all respects) when made and on and as of the Effective Time as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates, which were or will be true in all material respects (except that representations and warranties that expressly include a standard of materiality were or will be true in all respects) at such time or times as stated therein.

               (c) The Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent to the effect that each of the conditions specified above in Sections 8.2(a) and (b) is satisfied in all respects.

               (d) The Cash Consideration shall have been deposited with the Depositary.

               Section 8.3 CONDITIONS TO OBLIGATION OF PARENT AND SUB TO EFFECT THE MERGER. The obligation of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

               (a) The Company and A&S shall have performed in all material respects their agreements contained in this Merger Agreement and the Transition Agreement required to be performed on or prior to the Effective Time.

               (b) The representations and warranties of the Company contained in this Merger Agreement shall be true in all material respects (except that representations and warranties that expressly include a standard of materiality shall be true in all respects) when made and on and as of the Effective Time as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates which were or will be true in all material respects (except that representations and warranties that expressly include a standard of materiality were or will be true in all respects) at such date or dates.

               (c) Parent and Sub shall have received a certificate of the President and Chief Executive Officer or the Chief Financial Officer of the Company to the effect that each of the conditions specified in Sections 8.3(a) and (b) is satisfied in all respects.

               (d) Parent shall be reasonably satisfied with the final form of promissory note referred to in Section 4(b)(v) of the Tax Sharing Agreement, which promissory note shall be prepared by Parent and A&S in a manner consistent with the terms set forth in Exhibit A to the Tax Sharing Agreement.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

               Section 9.1 TERMINATION. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

               (a) by mutual consent of the board of directors of Parent and the board of directors of the Company;

               (b) by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 1999; provided, that the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement;

               (c) by Parent or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Split-Off or the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

               (d) by the Company (i) if any of the conditions specified in Sections 8.1 and 8.2 have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction or (ii) if the sum of Established Claims exceeds the Claim Basket, provided, however, that prior to the exercise of this right of termination by the Company, Parent shall have the right to waive the Claim Basket and elect to proceed with the transactions contemplated by this Agreement without any adjustment to the Cash Consideration; provided, further, that it shall be a condition to termination by the Company pursuant to this Section 9.1(d)(ii) that the Company shall have made all payments to Parent required by Section 10.3(b)(iii)(y);

               (e) by Parent (i) if any of the conditions specified in Sections
8.1 and 8.3 have not been met or waived by Parent at such time as such condition is no longer capable of satisfaction or (ii) if the sum of Established Claims exceeds the Claim Basket, provided, however, that prior to the exercise of this right of termination by the Parent, the Company shall have the right to elect to make a financial adjustment to the Cash Consideration in an amount equal to the difference between the sum of Established Claims and the Claim Basket;

               (f) by Parent if the Company's board of directors shall have withdrawn, modified in a manner adverse to Parent, or refrained from making its recommendation concerning the Merger referred to in Section 3.5 hereof, or shall have disclosed its intention to change such recommendation; provided, that (i) Parent is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement and (ii) Parent has sufficient funds to enable it to finance the consummation of the Merger;

               (g) by Parent, if there has been a Company Material Adverse Change other than as a result of the Company's Environmental Non-Compliance Conditions or Year 2000 Non-Compliance Conditions.

               (h) by Parent, upon becoming aware that the Company has entered into a definitive agreement (other than a confidentiality agreement) providing for, or if the Company's board of directors approves or recommends, a Superior Proposal pursuant to Section 7.9;

               (i) by the Company, at any time prior to the Shareholders' Meeting, upon three business days' notice to Parent, if the Company's Board of Directors shall approve a Superior Proposal; provided, however, that (i) the Company shall have complied with Section 7.9 and (ii) prior to any such termination, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Merger Agreement as would enable Parent to match or exceed the consideration offered pursuant to such Superior Proposal, net of amounts payable by the Company under Section 10.3(b), in order to proceed with the transactions contemplated hereby; provided, further, that it shall be a condition to termination by the Company pursuant to this Section 9.1(i) that the Company shall have made all payments to Parent required by Section 10.3(b); or

               (j) by either Parent or the Company, if the Shareholders' Meeting shall have been concluded without having obtained votes of the Company's shareholders sufficient for the requisite shareholder approval of this Merger Agreement (provided that the terminating party is not otherwise in material breach of its obligations under this Merger Agreement).

               Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Parent or Sub or their respective officers, directors or shareholders; provided that Sections 6.1(iv), 7.11, 9.2, 10.3, 10.7 and 10.8 shall survive the termination.

               Section 9.3 AMENDMENT. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the shareholders of the Company, but, after such approval, no amendment shall be made which (i) changes the consideration to be received by any class of capital stock of the Company as provided in Section 3.1(c), (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation (except for such changes that could otherwise be adopted by the directors of the Surviving Corporation), or (iii) in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               Section 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that if such waiver shall materially adversely affect the rights of the shareholders of the Company, then no such waiver shall be made without the approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

               Section 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.3, 3.4, 3.8, 7.3, 7.4, 7.5, 7.6, 7.11, 10.1, 10.3, 10.7 and 10.8.

               Section 10.2 NOTICES. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               (a)      If to the Company, to:

                                       Essef Corporation
                                       c/o Anthony & Sylvan Pools Corporation
                                       220 Park Drive
                                       Chardon, Ohio  44024
                                       Facsimile No.: (440) 286-2206
                                       Attention:  Mark E. Brody

                        with a copy to:

                                       Squire, Sanders & Dempsey L.L.P.
                                       4900 Key Tower
                                       127 Public Square
                                       Cleveland, Ohio 44114
                                       Facsimile No.:  (216) 479-8776
                                       Attention:  Mary Ann Jorgenson, Esq.

               (b)      If to Parent or Purchaser, to:

                                       Pentair, Inc.
                                       Waters Edge Plaza
                                       1500 County Road B2 West
                                       Saint Paul, Minnesota 55113-3105
                                       Facsimile No.:  (651) 639-5203
                                       Attention:  Richard J. Cathcart
                        with a copy to:

                                       Pentair, Inc.
                                       Waters Edge Plaza
                                       1500 County Road B2 West
                                       Saint Paul, Minnesota 55113-3105
                                       Facsimile No.:  (651) 639-5203
                                       Attention:  Louis L. Ainsworth, Esq.

                        with a copy to:

                                       Foley & Lardner
                                       777 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202-5367
                                       Facsimile No.:  (414) 297-4900
                                       Attention:  Benjamin F. Garmer, III, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.2.

               Section 10.3 FEES AND EXPENSES. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses.

               (b) Parent and the Company agree that (i) if the Company shall terminate this Merger Agreement pursuant to Section 9.1(i); (ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 9.1(b), (B) at the time of the event giving rise to such termination the Company shall have received a solicitation or inquiry giving rise to the disclosure obligation set forth in the second sentence of Section 7.9(a) and (C) within 12 months of the termination of this Merger Agreement, the Company enters into a definitive agreement or consummates a merger, consolidation, sale of substantially all of the assets of the Company or other change in control transaction in connection with such solicitation or inquiry; (iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 9.1(f) or (h), (B) at the time of the event giving rise to such termination the Company shall have received an Acquisition Proposal and (C) within 12 months of the termination of this Merger Agreement, the Company enters into a definitive agreement with respect to such Acquisition Proposal or consummates a transaction pursuant to such Acquisition Proposal; or (iv) if Parent or the Company shall terminate this Merger Agreement pursuant to Section 9.1(d)(ii) or (e)(ii), as the case may be, then the Company shall pay to an account designated by Parent in immediately available funds an amount equal to (x) 3% of the aggregate Cash Consideration to be paid to holders of Company Common Stock pursuant to Article III in the case of any termination referred to in clauses (i) or (iii) above; (y) 1 1/2% of the aggregate Cash Consideration in the case of any termination referred to in clause (ii) above or (z) an amount equal to the lesser of (1) the actual out-of-pocket costs and expenses incurred by Parent in connection with this Merger Agreement and (2) $500,000 in the case of any termination referred to in clause (iv) above. The Termination Fee shall be paid prior to, and shall be a condition to the effectiveness of, any termination referred to in clauses (i) or (iv) above. Any payment required to be made pursuant to clauses (ii) and (iii) above shall be made on the next business day after such a transaction pursuant to an Acquisition Proposal is consummated.

               (c) To the extent that the fees and expenses incurred after December 31, 1998 by the Company to Rhone Group, Squire, Sanders & Dempsey L.L.P. and other advisers and service providers of the Company or its Subsidiaries relating to the Split-Off and the Merger exceed $4,000,000, the amount of the Claim Basket (as determined pursuant to Section 7.1(b)) shall be reduced by the amount of the difference between (i) the sum of (x) the fees and expenses relating to the Split-Off and the Merger actually incurred after December 31, 1998 and (y) a good faith estimate of the fees and expenses relating to the Split-Off and the Merger yet to be incurred, and (ii) $4,000,000 ("Excess Transaction Fees"). Two business days prior to the Cut-Off Date, the Company shall deliver to Parent a schedule that sets forth the actual fees and expenses relating to the Split-Off and Merger incurred to date after December 31, 1998 and an estimate of the additional fees and expenses to complete the Split-Off and the Merger.

               Section 10.4 PUBLICITY. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 10.4.

               Section 10.5 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               Section 10.6 INTERPRETATION. (a) When a reference is made in this Merger Agreement to subsidiaries of Parent or the Company, the word "Subsidiaries" means corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be; provided, however, that in the case of the Company, A&S shall not be considered as a Subsidiary. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

               (b) As used in this Merger Agreement, "Parent Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, financial condition, and results of operations of Parent and its subsidiaries taken as a whole (excluding the effect of a change in general economic conditions).

               (c) As used in this Merger Agreement, "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, financial condition, and results of operations of the Company and its Subsidiaries (other than A&S) taken as a whole (excluding the effect of a change in general economic conditions).

               (d) As used in this Merger Agreement, "knowledge" shall mean, with respect to the matter in question, the actual knowledge of such matter by an executive officer, with respect to Parent, and by Thomas B. Waldin, Stuart
D. Neidus or Mark E. Brody, with respect to the Company, as applicable.

               (e) The inclusion of an item on any schedule to this Merger Agreement shall not be deemed to be indicative of the materiality of such item.

               Section 10.7 THIRD PARTY BENEFICIARIES. Except as specifically provided in Section 7.5, this Merger Agreement is not intended to confer upon any other person any rights or remedies hereunder.

               Section 10.8 MISCELLANEOUS. This Merger Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to Parent or any direct wholly owned Subsidiary of Parent any and all rights and obligations of Sub under this Merger Agreement; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

               Section 10.9 CURE PERIOD. No party shall have any rights under this Merger Agreement for any actual or threatened breach of a representation, warranty, covenant or agreement contained herein, if such breach is capable of being cured, until (i) the non-breaching party has notified the breaching party of its determination of the existence (or threatened existence) of a basis for termination, and (ii) the breaching party shall have had a reasonable time (considering the nature of the breach and the actions required for cure, but in no event longer than 15 days) to cure such breach.

               Section 10.10 VALIDITY. (a) The invalidity or unenforceability of any provision of this Merger Agreement shall not affect the validity or enforceability of the other provisions of this Merger Agreement, which shall remain in full force and effect.

               (b) In the event any court of competent jurisdiction holds any provision of this Merger Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Merger Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

               (c) Each party agrees that, should any court of competent jurisdiction hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach thereof or of any other provision of this Merger Agreement or part hereof as the result of such holding or order.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

               IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          PENTAIR, INC.


                                          By:     /s/ Richard J. Cathcart
                                                  -----------------------------
                                          Name:   Richard J. Cathcart
                                                  -----------------------------
                                          Title:  Executive Vice President
                                                  -----------------------------

                                          NORTHSTAR ACQUISITION COMPANY


                                          By:     /s/ Richard J. Cathcart
                                                  -----------------------------
                                          Name:   Richard J. Cathcart
                                                  -----------------------------
                                          Title:  Vice President
                                                  -----------------------------

                                          ESSEF CORPORATION


                                          By:     /s/ Thomas B. Waldin
                                                  -----------------------------
                                          Name:   Thomas B. Waldin
                                                  -----------------------------
                                          Title:  President
                                                  -----------------------------

                                                                      EXHIBIT A
                                                                      ---------


                              TRANSITION AGREEMENT
                              --------------------




                       [See Exhibit 2.2 filed herewith.]

                                                                      EXHIBIT B
                                                                      ---------



                             TAX SHARING AGREEMENT
                             ---------------------

                       [See Exhibit 2.3 filed herewith.]